EXECUTION VERSION

CREDIT AGREEMENT Dated as of August 8, 2013 between CHINA BIOLOGIC PRODUCTS, INC. as Borrower, and CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH as Lender

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Exhibit A	Form of Notice of Borrowing

Exhibit B	Form of Promissory Note

Exhibit C	Form of Assignment and Assumption

Exhibit D	Form of Compliance Certificate

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CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of August 8, 2013 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) between CHINA BIOLOGIC PRODUCTS, INC. (the “Borrower”), and CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH (the “Lender”).

W I T N E S S E T H

WHEREAS, the Borrower has requested the Lender, and the Lender has agreed, to provide a term credit facility in an aggregate principal amount of up to $30,000,000 on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Definitions

1.1	Definitions.

As used in this Credit Agreement, the following terms shall have the meanings specified below unless the context otherwise requires:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Assignment and Acceptance” means an assignment and acceptance entered into by the Lender and an assignee in substantially the form attached as Exhibit C hereto (with the consent of any party whose consent is required by Section 7.2(b)).

“Availability Period” means the one-month period that commences on the Closing Date.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower” means China Biologic Products, Inc., a corporation organized under the laws of the State of Delaware, together with its successors and permitted assigns.

“Borrowing Date” means the date on which a borrowing is requested as such term is defined in Section 2.1(b)(i).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or the mainland of China are authorized or required by law to close.

“Capital Lease” means any lease of Property the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Change of Control” means any Person or group of Person (in each case other than the holders of Capital Stock of the Borrower as of the Closing Date or any Affiliate thereof) acting in concert gaining the Control of the Borrower.

“Closing Date” has the meaning ascribed to it in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder as in effect from time to time.

“Contractual Obligation” means as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” in relation to any entity means either the direct or indirect ownership of more than 50% of the membership interest, share capital, or similar rights of ownership of the entity or the power to direct or cause the direction of the management and the policies of the entity whether through the ownership of the applicable ownership rights, contract or otherwise.

“Commitment” means the obligation of the Lender to fund the Loan in an aggregate principal amount not to exceed the Committed Amount.

“Committed Amount” means an aggregate principal amount of up to $30,000,000.

“Compliance Certificate” means a certificate in substantially the form set out in Exhibit D hereto.

“Credit Documents” means this Credit Agreement, any Letters of Credit, any Promissory Note and any other documents executed by the Borrower in connection herewith.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

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“Disposition” means with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” means the lawful currency of the United States of America.

“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Event of Default” means such term as defined in Section 6.1.

“Facility Fee” means the Lender’s charge for making the credit facility available to the Borrower hereunder, payable by the Borrower to the Lender in an amount and in the manner as set forth in Section 2.9 hereunder.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.4 hereof.

“Governmental Authority” means any Federal, state, local, or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

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“Indebtedness” means, as to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (iv) all obligations, including without limitation intercompany items, of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) which would appear as liabilities on a balance sheet of such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guaranty Obligations of such Person, (viii) the principal portion of all obligations of such Person under Capital Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and (x) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner (except for any such Indebtedness with respect to which the holder thereof is limited to the assets of such partnership or joint venture).

“Interest Payment Date” means, as to any LIBOR Loan, the last day of each Interest Period for such Loan, the date of any prepayment, and the Maturity Date; if an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day, except that in the case of LIBOR Loans where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then on the immediately preceding Business Day.

“Interest Period” as to any LIBOR Loan, means a period of three months duration commencing in each case on the Borrowing Date (including extensions); provided, however, that (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the immediately succeeding Business Day (except that in the case of LIBOR Loans where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then on the immediately preceding Business Day), (B) no Interest Period shall extend beyond the applicable Maturity Date, and (C) in the case of LIBOR Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall, subject to clause (A) above, end on the last Business Day of such calendar month.

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“Lender” means China Merchants Bank Co., Ltd., New York Branch, together with its successors and permitted assigns.

“Letter of Credit” means one or more USD-denominated standby letters of credit issued by China Merchants Bank Co., Ltd., Beijing Branch which is procured by an Affiliate of the Borrower in favor of the Lender to secure the Borrower’s obligations to the Lender hereunder, which letter of credit shall have been issued in compliance with the laws and regulations applicable to the branch, and which letter of credit should otherwise be satisfactory to the Lender in form and substance, as such letter of credit may be amended, extended, or replaced from time to time; provided that any such amendment, extension or replacement is subject to prior written consent by the Lender.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for the Interest Period applicable thereto, the rate appearing on Reuters Screen LIBOR01 (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with an interest period comparable to such Interest Rate. In the event that such rate is not available at such time for any reason, then “LIBOR Rate” shall mean, with respect to any LIBOR Loan for the Interest Period applicable thereto, the arithmetic average, as determined by the Lender, of the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted by each Reference Bank at approximately 11:00 A.M. New York, New York time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBOR Loan for the offering by such Reference Bank to leading banks in the London interbank market of Eurodollar deposits having a term comparable to such Interest Period and in an amount comparable to the principal amount of the LIBOR Loan to be made by such Reference Bank for such Interest Period; provided that if any Reference Bank does not furnish such information to the Lender on a timely basis the Lender shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

“LIBOR Rate Spread” means, for any LIBOR Loan for any applicable Interest Period, 1.60% per annum.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

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“Loan” means, unless otherwise stated in this Credit Agreement, the principal amount of each borrowing under this Credit Agreement or the principal amount outstanding of that borrowing.

“Material Adverse Effect” means any event, development or circumstances that has had or could reasonably expected to have a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform any obligation under the Credit Documents or (iii) the validity or enforceability of this Credit Agreement or any other Credit Document or the rights and remedies of the Lender under the Credit Documents.

“Material Subsidiary” means a Subsidiary, including its Subsidiaries, substantially all of whose voting Capital Stock is owned by the Borrower and/or the Borrower’s other Subsidiaries and which meets all of the following criteria:

(i)          the Borrower’s and its other Subsidiaries’ proportionate share of total assets (after intercompany eliminations) of such subsidiary exceeds 10% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of its most recently completed fiscal year; and

(ii)         the Borrower’s and its other Subsidiaries’ proportionate share of or equity in the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principle of such Subsidiary exceeds 10% of such income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed fiscal year.

“Maturity Date” means, for each Loan, the earlier of (x) the date falling 18 months after its Borrowing Date, and (y) the date that is ten Business Days prior to the date on which any Letter of Credit securing the Obligations shall expire or terminate. Whenever such date is stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day, except where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then the due date shall be the immediately preceding Business Day.

“Non-Excluded Taxes” means such term as defined in Section 2.7.

“Notice of Borrowing” means the written notice of borrowing as referenced and defined in Section 2.1(b)(i) in substantially the form attached as Exhibit A hereto.

“Obligations” means the unpaid principal of, and the accrued and unpaid interest on, the Loan, all accrued and unpaid fees and expenses payable by the Borrower to the Lender and all other unsatisfied obligations of the Borrower arising under any of the Credit Documents, including without limitation any and all unsatisfied obligations of the Borrower to the Lender arising as a result of any payment of the Borrower to the Lender being avoided as the preference payment under the applicable insolvency law or any other similar contingent obligations of the Borrower to the Lender under any of the Credit Documents.

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“Participant” means such term as defined in Section 7.2(c).

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Borrower or any Subsidiary for employees of the Borrower and/or any Subsidiary or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any Subsidiary is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Prohibited Person” shall have the meaning given to such term in the Trading with the Enemy Act, as amended, or the applicable foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended).

“Promissory Note” means one or more promissory notes executed by the Borrower in connection with this Credit Agreement in substantially the form of Exhibit B hereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Reference Banks” means JPMorgan Chase Bank, N.A., Bank of America, N.A. and Citibank, N.A.

“Requirement of Law” means, as to any Person, the certificate of formation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property.

“Responsible Officer” means the chief executive officer, president, chief financial officer or treasurer of the Borrower.

“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at the time. Unless otherwise specified, any reference to a Subsidiary is intended as a reference to a Subsidiary of the Borrower.

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1.2	Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)          As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Credit Agreement, shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

1.3	Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.4	Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lender hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 5.2 hereof.

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SECTION 2

THE CREDIT FACILITIES

2.1	Term Loan.

(a)           Commitment. Subject to the terms and conditions of this Credit Agreement, the Lender agrees to make one term loan to the Borrower within the Availability Period such that (i) the aggregate principal amount of such Loan outstanding hereunder plus the interests and Facility Fee due on such Loan for one Interest Period shall not exceed the aggregate drawable amount of the Letters of Credit that secure the Borrower’s Obligations under the Credit Agreement and are delivered to the Lender on or prior to the Borrowing Date of such Loan, and (ii) the outstanding principal amount of the Loan will not exceed the Committed Amount. Amounts repaid or prepaid in respect of the Loan may not be reborrowed.

(b)           Loan Borrowings.

(i)          Notice of Borrowing. The Borrower shall request a Loan borrowing by written notice (or telephone notice promptly confirmed in writing) to the Lender not later than 11:00 A.M. (New York, New York time) two (2) business days prior to the date of the requested borrowing. Such request for borrowing shall be irrevocable, shall be made in a notice of borrowing in substantially the form of Exhibit A attached hereto (a “Notice of Borrowing”), and shall specify (A) that a Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day within the Availability Period) (the “Borrowing Date”), and (C) the aggregate principal amount to be borrowed.

(ii)         Minimum Amounts. A Loan borrowing shall be in a minimum aggregate amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining Committed Amount, if less).

(iii)        Advances. The Lender will make a Loan borrowing available to the Borrower by crediting the account of the Borrower on the books of the office of the Lender specified in Section 7.1 with the amount requested in the Notice of Borrowing or by wire transferring such amount to a bank account designated by the Borrower pursuant to the wire instruction set forth in the Notice of Borrowing. The Lender at its option may make any Loan by causing any of its domestic or foreign branches or Affiliates to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Credit Agreement.

(c)           Repayment. The Borrower hereby unconditionally promises to repay in full the principal amount of each Loan and the other Obligations outstanding, and not previously repaid, on its Maturity Date.

(d)           Interest. Subject to the provisions of Section 2.2, each LIBOR Loan shall bear interest at a per annum rate equal to the LIBOR Rate for the applicable Interest Period plus the LIBOR Rate Spread. The Borrower hereby unconditionally promises to pay to the Lender accrued interest on each Loan in arrears on each Interest Payment Date and the Maturity Date.

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(e)           Evidence of Debt. The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from the Loans made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in the accounts maintained pursuant to this subsection shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Credit Agreement. The Lender may request that a Loan made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in substantially the form of Exhibit B attached hereto. Thereafter, the Loan evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 7.2) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.2	Default Rate.

The Borrower hereby unconditionally promises to pay to the Lender interest on demand on all overdue principal and, to the extent permitted by law (after as well as before judgment), overdue interest in respect of each Loan and any other overdue amount payable hereunder or under the other Credit Documents at a rate 2% per annum greater than the rate which would otherwise be applicable.

2.3	Extension.

The Borrower shall have the option, on any Business Day, to extend existing Loan into a subsequent permissible Interest Period; provided, however, that (i) a LIBOR Loan may be extended only if no Default or Event of Default is in existence on the date of extension, (ii) Loan extended as a LIBOR Loan shall be subject to the terms of the definition of “Interest Period” set forth in Section 1.1 and shall be in such minimum amounts as provided in Section 2.1(b)(ii). Each such extension shall be effected by the Borrower by giving a notice of extension (or telephone notice promptly confirmed in writing) to the Lender prior to 11:00 A.M. (New York, New York time) on the third Business Day prior to the date of the proposed extension, specifying the date of the proposed extension, and the Loan to be so extended. The LIBOR Rate Spread for the ensuing Interest Period shall be determined by the Lender in its sole discretion and notified to the Borrower on or before the date of such extension. Each request for extension shall constitute a representation and warranty by the Borrower as to the matters specified in subsections (b) and (c) of Section 3.2. In the event the Borrower fails to request extension of any LIBOR Loan in accordance with this Section, then such Loan, unless repaid on the Interest Payment Date, shall be automatically extended as a LIBOR Loan with an Interest Period of three months.

2.4	Prepayments.

(a)           Voluntary Prepayments. The Borrower may prepay the Loans, in whole or in part, at any time without any premium or penalty (subject to the break funding payments as set forth in Section 2.10 hereunder); provided that partial prepayments shall be in a minimum principal amount of $100,000 and multiples of $100,000 in excess thereof (or the remaining outstanding principal amount of all the Loans, if less). Any prepayment under this Credit Agreement shall be made together with accrued interest on the amount prepaid.

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(b)           Notice. In the case of voluntary prepayments under subsection (a) hereof, the Borrower will give notice to the Lender of its intent to make such a prepayment by 11:00 A.M. (New York, New York time) three (3) Business Days prior to the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid.

2.5	Capital Adequacy.

If, after the Closing Date, the Lender has determined that the adoption or effectiveness of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender’s or its holding company’s capital or assets as a consequence of its commitments or obligations hereunder to a level below that which the Lender or its holding company could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration the Lender’s or its holding company’s policies with respect to capital adequacy), then, upon notice from the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for such reduction. Each determination by the Lender of amounts owing under this Section shall, absent manifest error, be conclusive and binding on the Borrower. Notwithstanding anything contained herein to the contrary, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.5 if the Lender shall not have delivered such written notice to the Borrower within ninety (90) days following the later of (i) the date of occurrence of the event which forms the basis for such notice and request for compensation and (ii) the date the Lender becomes aware of such event. Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment under this Section 2.5, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate of the Lender as the office, branch or Affiliate of the Lender having the commitments and obligations of the Lender hereunder if making such designation would avoid or reduce the amount of such reduction in its rate of return on its capital or assets and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

2.6	Requirements of Law.

If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to the Lender, or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Closing Date (or, if later, the date on which such Lender becomes a Lender) (it being understood and agreed that matters set forth in the Consultation Paper issued by the Basle Committee on Banking Supervision of June 1999 shall not be treated as having been adopted or applied prior to the Closing Date):

(i)           shall subject the Lender to any tax of any kind whatsoever with respect to the Loans made by it or change the basis of taxation of payments to the Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.7 (including Non-Excluded Taxes imposed solely by reason of any failure of the Lender to comply with its obligations under Section 2.7) and changes in taxes measured by or imposed upon the overall net income, or franchise tax (imposed in lieu of such net income tax), of the Lender or its applicable lending office, branch, or any affiliate thereof);

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(ii)          shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender; or

(iii)         shall impose on the Lender any other condition (excluding any tax of any kind whatsoever);

and the result of any of the foregoing is to increase the cost to the Lender, by an amount which such Lender deems to be material, of making, continuing or maintaining the Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower from the Lender, in accordance herewith, the Borrower shall promptly pay the Lender, upon its demand, any additional amounts necessary to compensate the Lender for such increased cost or reduced amount receivable; provided that, the Borrower shall not be under any obligation to pay to the Lender amounts otherwise owing under this Section 2.6 if the Lender shall not have delivered such written notice to the Borrower, within ninety (90) days following the later of (A) the date of occurrence of the event which forms the basis for such notice and request for compensation and (B) the date the Lender becomes aware of such event. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted, issued or implemented. If the Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall provide prompt notice thereof to the Borrower certifying (x) that one of the events described in this Section has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by the Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this Section submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, the Lender agrees that, before giving any notice seeking a payment of additional amounts under this Section 2.6, the Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different office, branch or Affiliate as the office, branch or Affiliate of the Lender making, continuing or maintaining the Loans hereunder or having the commitments and obligations hereunder resulting in such increased cost to the Lender or reduction in the amount receivable by the Lender hereunder if making such designation would avoid the need for, or reduce the amount of, such increased cost or would avoid or decrease the reduction in the amount receivable hereunder and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to the Lender.

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2.7	Taxes.

(a)           Except as provided below in this subsection, all payments made by the Borrower under this Credit Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, (excluding net income taxes and franchise taxes imposed in lieu of net income taxes imposed on the Lender as a result of a present or former connection between the jurisdiction of the Governmental Authority imposing such tax and the Lender (except a connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement)) (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Non-Excluded Taxes”). If any Non-Excluded Taxes are required to be withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Credit Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any taxes, interest or penalties that may become payable by the Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)           The Lender agrees that it shall:

(X)(i)     so long as it is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, on or before the date of any payment by the Borrower under this Credit Agreement to the Lender, deliver to the Borrower two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, or successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes;

(ii)          deliver to the Borrower two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

(iii)         obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower; or

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(Y)         if the Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (i) agree to furnish to the Borrower on or before the date of any payment by the Borrower two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form certifying to the Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrower two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrower for filing and completing such forms), and (ii) agree, to the extent legally entitled to do so, upon reasonable request by the Borrower, to provide to the Borrower such other forms as may be reasonably required in order to establish the legal entitlement of the Lender to an exemption from withholding with respect to payments under this Credit Agreement;

unless in any such case any change in treaty, law or regulation has occurred after the date such Person (or, in the case of a Person that shall become a Lender or a Participant pursuant to Section 7.2, its transferor) becomes the Lender hereunder which renders all such forms inapplicable or which would prevent the Lender from duly completing and delivering any such form with respect to it and the Lender so advises the Borrower. Each Person that shall become the Lender shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection; provided that in the case of a Participant the obligations of such Participant pursuant to this subsection (b) shall be determined as if the Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender.

2.8	Place and Manner of Payments.

Except as otherwise specifically provided herein, all payments hereunder shall be made to the Lender in Dollars in immediately available funds, without offset, deduction, counterclaim or withholding of any kind, at its offices specified in Section 7.1 not later than 2:00 P.M. (New York, New York time) on the date when due. Payments received after such time shall be deemed to have been received on the immediately succeeding Business Day. The Lender may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrower maintained with the Lender (with notice to the Borrower). The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Lender the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Lender shall apply the payment in such manner as the Lender may determine to be appropriate in respect of obligations owing by the Borrower hereunder subject to the terms of Section 2.3(a)). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the immediately succeeding Business Day (subject to accrual of interest at non-default rates and fees for the period of such extension (but not any default interest on amounts as to which such due date shall have been extended)), except where the immediately succeeding Business Day falls in the immediately succeeding calendar month, then the due date shall be the immediately preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of three hundred and sixty (360) days. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

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2.9	Facility Fee.

The Borrower shall pay to the Lender a Facility Fee in an amount equal to 0.70% per annum multiplied by the outstanding principal amount of each Loan. The Facility Fee for each Loan for each Interest Period is payable on the applicable Interest Payment Date. Any Facility Fee, once paid, is not refundable under any circumstances (including but not limited to circumstances in relation to any prepayment made by the Borrower pursuant to this Agreement or any amendment of this Agreement).

2.10	Break Funding Payments.

In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loans had such event not occurred, at the interest that would have been applicable to such Loans, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loans), over (ii) the amount of interest which would accrue on such principal amount for such period at the then applicable LIBOR Rate for a period available in the London interbank market closest in length to such remaining period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 3

CONDITIONS PRECEDENT

3.1	Conditions to Initial Loan Advance.

This Credit Agreement, including the obligation of the Lender to make the Loans requested to be made by it, shall not become effective until the date (the “Closing Date”) on which each of the following conditions is satisfied or provided for in form and substance reasonably acceptable to the Lender, or duly waived in writing by the Lender in accordance with Section 7.5:

(a)           Executed Credit Documents. Receipt by the Lender of duly executed copies of this Credit Agreement, the Letters of Credit, the Promissory Note and the other Credit Documents.

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(b)          No Default; Representations and Warranties. Receipt by the Lender of an officer’s certificate duly executed by an officer of the Borrower acceptable to the Lender, certifying that as of the Closing Date (i) there exists no Default or Event of Default, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, and (iii) since the date of the most recent audited financial statements of the Borrower received by the Lender from the Borrower, there has not occurred, nor otherwise exist, an event or condition which has a Material Adverse Effect on the Borrower.

(c)           Corporate Documents. Receipt by the Lender of the following:

(i)           Charter Documents. A copy of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its formation and certified by an officer of the Borrower to be true and correct as of the Closing Date.

(ii)          By-laws. A copy of the by-laws of the Borrower certified by an officer of the Borrower to be true and correct as of the Closing Date.

(iii)         Resolutions. A copy of the resolution of the board of directors of the Borrower approving and adopting the Credit Documents to which it is a party, the transactions contemplated thereby and authorizing execution and delivery thereof, certified by an officer of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv)        Good Standing. A copy of (A) the certificate of good standing, with respect to the Borrower, certified as of a recent date by the appropriate Governmental Authorities of the state of formation and each other jurisdiction in which the failure to so qualify and be in good standing would have a Material Adverse Effect on the business or operations of the Borrower in such jurisdiction and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate governmental taxing authorities.

(v)         Incumbency. Receipt by the Lender of an incumbency certificate, including specimen signatures, of the authorized signatories of the Borrower authorized to execute the Credit Documents to which it is a party on behalf of the Borrower.

(d)          Annual Report. A copy of the most recent annual report of the Borrower issued by the appropriate Governmental Authorities of its jurisdiction of incorporation.

(e)           Financial Statements. The Borrower shall have delivered or made available to the Lender (including by electronic communication regarding public filings thereof) its audited financial statements of the 2012 fiscal year, and such financial statements shall not, in the reasonable judgment of the Lender, reflect any material adverse change in the financial condition of the Borrower.

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(f)           Fees. The Lender shall have received all fees agreed to be paid by the Borrower, and all reasonable out-of-pocket expenses (including the Lender’s reasonable fees and expenses of legal counsel) agreed to be paid by the Borrower for which invoices have been presented to the Borrower reasonably in advance of the Closing Date.

(g)          Patriot Act/ “Know You Customer” Laws. At least two (2) Business Days before the Closing Date the Lender shall have received from the Borrower all documents and other information reasonably requested by it that is required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(h)          Other. Receipt by the Lender of such other documents, agreements or information which it may reasonably request.

3.2	Conditions to Each Loan Advance.

The obligation of the Lender to make any Loan is subject to satisfaction of the following conditions:

(a)          The Lender shall have received (i) an appropriate Notice of Borrowing, (ii) the Letter of Credit securing the Borrower’s Obligations with respect to such Loan, (iii) a copy of the letter of credit reimbursement and pledge agreement duly entered into by an Affiliate of the Borrower with China Merchants Bank Co., Ltd., Beijing Branch (“Pledge Agreements”), and (iv) a copy of the banker’s acceptance bill pledged under the Pledge Agreements;

(b)          The representations and warranties set forth in Section 4 shall be true and correct in all material respects as of such date (except for those which expressly relate to an earlier date);

(c)           No Default or Event of Default shall exist and be continuing either prior to or after giving effect to such Loan to be made; and

(d)          (i) The aggregate principal amount of all the Loans outstanding hereunder plus the interests and Facility Fee due on such Loans for one Interest Period shall not exceed the aggregate drawable amount of the Letters of Credit that secure the Borrower’s Obligations and are delivered to the Lender on or prior to the Borrowing Date of such Loan, and (ii) the aggregate principal amount of each Loan will not exceed the Committed Amount.

The delivery of each Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.

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SECTION 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

4.1	Corporate Status.

The Borrower and each Material Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its material properties, to lease the material properties it operates as lessee and to conduct the business in which it is currently engaged and (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified or in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.2	Power, Authorization; Enforceable Obligations.

The Borrower has the corporate power and authority to make, deliver and perform the Credit Documents to which it is a party and to obtain extensions of credit hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and to authorize the extensions of credit on the terms and conditions of this Credit Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with (a) any extension of credit hereunder when made (except for consents, authorizations, filings, notices or other acts required with respect to such extension of credit that have been obtained or made and are in full force and effect at the time of such extension of credit) or (b) the execution, delivery, performance, validity or enforceability of this Credit Agreement or any of the Credit Documents. Each Credit Document has been duly executed and delivered on behalf of the Borrower. This Credit Agreement constitutes, and each other Credit Document upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.3	No Legal Bar.

The execution, delivery and performance of this Credit Agreement and the other Credit Documents, the borrowings hereunder and the use of the proceeds thereof will not (a) conflict with or violate any (i) Requirement of Law or (ii) Contractual Obligation of the Borrower or any Material Subsidiary (except in the case of this clause (a) to the extent any such violations could not, in the aggregate, reasonably be expected to have a Material Adverse Effect) and (b) result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation.

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4.4	Liens; Indebtedness.

Neither the Borrower nor any of its Subsidiaries has outstanding any Lien except as permitted by Section 5.4.

4.5	Litigation.

As of the Closing Date, (a) except as disclosed in any public filings of the Borrower or its Subsidiaries prior to the date hereof, no material litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Material Subsidiary or against any of their respective properties or revenues that could reasonably be expected to have a Material Adverse Effect and (b) no material litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Material Subsidiary with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby.

4.6	Taxes.

Each of the Borrower and each Material Subsidiary has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (i) where failure to file such returns or pay, discharge or otherwise satisfy such taxes, fees or other charges could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect and (ii) any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Material Subsidiary).

4.7	Governmental and Other Approvals.

No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other regulatory body is required for the due execution, delivery and performance by the Borrower of this Credit Agreement, except for any authorization, order, approval, notice, filing or other action (i) that is not yet required to be obtained, made or taken or (ii) that has duly been obtained, made or taken and is (x) in full force and effect and (y) sufficient for the purposes hereof, or except where the failure to satisfy any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

4.8	Use of the Loans.

The proceeds of the Loans will be used for general corporate purposes, including share repurchase; provided, that no portion of the proceeds of any Loan will be used to purchase or otherwise acquire, whether in a single transaction or a series of related transactions, a majority of the voting stock or other ownership interest of a Person or all or substantially all of the Property of a Person if such purchase or acquisition is against the recommendation of, or otherwise opposed by, the board of directors or other governing body of such Person. No part of the proceeds of any Loan hereunder will be used for the purpose of purchasing or carrying Margin Stock or to extend credit to others for such purpose, in violation of Regulation U or Regulation X issued by the Board of Governors of the Federal Reserve System or Section 7 of the Securities Exchange Act of 1934, as amended.

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4.9	ERISA.

Each of the Borrower and each Subsidiary has fulfilled its obligations, if any, under the minimum funding standards of ERISA with respect to each Plan maintained by it and is otherwise in compliance in all material respects with the applicable provisions of ERISA.

4.10	Environmental Compliance.

Each of the Borrower and its Subsidiaries is in substantial compliance with all applicable federal, state and local environmental laws, regulations and ordinances governing its business, properties or assets with respect to discharges into the ground and surface water, emissions into the ambient air and generation, storage, transportation and disposal of waste materials or process by-products, except such noncompliances as are not likely to have a Material Adverse Effect.

4.11	Investment Company Act; Other Regulations.

The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.12	Foreign Assets Control Regulations, Etc.; OFAC Compliance.

Neither the execution and delivery of this Credit Agreement or the other Credit Documents by Borrower nor the use of the proceeds of any Loan, will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) of the Anti-Terrorism Order or any enabling legislation or Executive Order relating to any of the same. Without limiting the generality of the foregoing, neither the Borrower nor any of their respective Subsidiaries (a) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) engages or will engage in any dealings or transactions or be otherwise associated with any such blocked person.

None of the Borrower or any Subsidiary thereof is listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001), and/or any other list maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders or otherwise subject to any sanction imposed pursuant to an OFAC implemented regulation.

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SECTION 5

COVENANTS

So long as any of the Commitment is in effect and, in any event, until payment in full and discharge of all Obligations to the Lender, including payment of all principal and interest on the Loans, the Borrower shall comply, and shall cause each Subsidiary, to the extent applicable, to comply, with the following covenants:

5.1	Corporate Existence.

The Borrower shall, and shall cause each of its Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger or consolidation permitted under Section 5.5.

5.2	Reports, Certificates and Other Information.

The Borrower shall furnish to the Lender:

(A)          as soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, the audited balance sheet of the Borrower as at the end of such fiscal year and the statements of income, cash flows and common shareholders’ equity of the Borrower for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail and accompanied by a report or opinion (which shall not be qualified by reason of any limitations imposed by the Borrower) of a registered independent public accounting firm of recognized national standing selected by the Borrower, which shall be prepared in accordance with generally accepted auditing standards relating to reporting, to the effect that such financial statements present fairly, in accordance with GAAP consistently applied (except for changes in which such accountants concur), the financial condition of the Borrower as at the end of such fiscal year and its results of operations and the cash flows for such fiscal year;

(B)           as soon as available and in any event within ninety (90) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Borrower, the condensed balance sheet of the Borrower as at the end of such quarterly period and the condensed statements of income and cash flows of the Borrower for that part of the fiscal year ended with such quarterly period, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified by a principal financial officer of the Borrower subject to normal year-end adjustments;

(C)           immediately upon a senior officer in the Borrower’s finance department becoming aware of (i) the existence of a Default or an Event of Default; and (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, without limitation, (a) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; (b) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable environmental law; (c) any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $500,000, or in which injunctive relief or similar relief is sought, in the cases of subclauses (ii) (a) through (c) which could reasonably be expected to have a Material Adverse Effect; and (iii) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

(D)          promptly after the sending or filing thereof, copies of all reports which the Borrower may from time to time furnish its stockholders.

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At any reasonable time and from time to time, upon ten (10) Business Days’ prior written notice, the Borrower shall permit the Lender or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of and visit the properties of the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries, in each case to the extent regarding this Credit Agreement, (i) with any of the Borrower’s senior officers or any of the Borrower’s officers within the Borrower’s finance department and (ii) with the Borrower’s registered independent public accounting firm, in the presence of one or more officers of the Borrower if so requested by the Borrower (it being understood that information obtained by the Lender pursuant to this Section shall be kept confidential except to the extent any such information becomes public or is required to be disclosed by law or requested to be disclosed by any Governmental Authority); provided that none of the Lender and the agents and representatives thereof shall be entitled to examine or make copies of or abstracts from the records of the Borrower or any Subsidiary if the Borrower shall be advised by counsel, in good faith, that the examination, copying or abstracting of such information or material could result in a waiver of any attorney-client privilege relating to such information or material or otherwise compromise the Borrower’s or a Subsidiary’s position in any litigation, investigation or other legal proceeding to which the Borrower or any Subsidiary is a party or is subject.

5.3	Compliance Certificate.

The Borrower shall supply a Compliance Certificate to the Lender with each set of its financial statements delivered pursuant to Section 5.2. Each Compliance Certificate supplied by the Borrower shall be signed by the senior officer in the Borrower’s finance department.

5.4	Liens.

The Borrower shall not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon any of its properties, whether now owned or hereafter acquired, other than:

(i)            Liens for taxes or other governmental charges, (A) which are either not yet delinquent or the amount, applicability or validity of which are being contested in good faith by the Borrower or any Subsidiary by appropriate means or (B) which do not in the aggregate materially impair the value or use of their respective properties and assets in the conduct of their respective businesses;

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(ii)           Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other similar laws and which do not in the aggregate materially impair the value or use of their respective properties and assets in the conduct of their respective businesses; and

(iii)          Liens arising and continuing in the ordinary course of business (but not related to Indebtedness) which are incidental to the businesses of the Borrower and its Subsidiaries (including, without limitation, carriers’, lessors’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens) and which do not in the aggregate materially impair the value or use of their respective properties and assets in the conduct of their respective businesses.

5.5	Mergers and Consolidations.

The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, merge or consolidate with any Person, except that, if after giving effect thereto no Default or Event of Default would exist, this Section 5.5 shall not apply to (a) any merger or consolidation of the Borrower with any one or more Persons (including any Subsidiary), so long as the successor entity (if other than the Borrower) (i) is a Person organized and duly existing under the law of any state of the United States and (ii) assumes, in form reasonably satisfactory to the Lender, all of the obligations of the Borrower under this Credit Agreement, (b) any merger or consolidation of a Material Subsidiary with another Subsidiary, provided that the continuing Person shall be a Material Subsidiary, and (c) any merger or consolidation of a Material Subsidiary with another Person if after giving effect thereto the survivor is no longer a Material Subsidiary and the assets of such Material Subsidiary could have been Disposed of pursuant to the provisions of Section 5.16 if such transaction were treated as a Disposition of the assets of such Material Subsidiary. In the event of any merger or consolidation of or by the Borrower in which the Borrower is not the surviving entity, the surviving entity of such merger or consolidation shall deliver to the Lender all information reasonably necessary to comply with the identification requirements of the Act (as defined in Section 7.12).

5.6	Payment of Obligations and Taxes.

The Borrower shall, and shall cause each Subsidiary to pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations (including, without limitation, obligations with respect to material taxes) of whatever nature, except that neither the Borrower nor any Subsidiary shall be required to pay, discharge or otherwise satisfy any such obligation or taxes (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary has provided adequate reserves in accordance with GAAP or (ii) where failure to pay, discharge or otherwise satisfy such obligation could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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5.7	Insurance.

The Borrower shall, and shall cause each Subsidiary to, maintain insurance, which may include self-insurance, in such amounts and covering such risks as is consistent with sound business practice; provided that the Borrower and each Subsidiary may self-insure the risks of damage to its Properties and other losses resulting from named and other windstorms and related causes without establishing any reserve relating to such retained risks.

5.8	Compliance with Laws.

The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders (including, without limitation, environmental laws) applicable to or pertaining to their Properties or business operations except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply is not likely to either (i) have a Material Adverse Effect or (ii) result in a Lien upon any of their Property.

5.9	Maintenance of Properties, Etc.

The Borrower shall, and shall cause each of its Subsidiaries to, maintain and preserve all of their Properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear expected, to the extent that failure to maintain any of such Property would be reasonably likely to have a Material Adverse Effect.

5.10	Change in the Nature of Business.

The Borrower shall not, and shall not permit any of its Material Subsidiaries to, engage, in any material respect, in a business other than the manufacturing and provision of such products and services as the Borrower and its Material Subsidiaries currently manufacture and provide or products and services that are similar to the services and products currently provided and activities related and complementary to any of the foregoing.

5.11	Ownership of Subsidiaries.

The Borrower shall at all times, directly or indirectly own, beneficially and of record, except as permitted by Section 5.5, 100% of each class of issued and outstanding common stock of each Material Subsidiary, except for those which are not wholly owned by the Borrower as of the Closing Date.

5.12	Transactions with Affiliates.

The Borrower will not, nor will it cause or permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower of (i) any shares, interests, participations or other equivalent of Capital Stock (if any such Subsidiary is a corporation), (ii) any equivalent ownership interests (if any such Subsidiary is other than a corporation) and (iii) any warrants, rights or options to purchase any of the foregoing) in other than arm’s-length transactions with Affiliates that are otherwise permitted hereunder; provided, that the Borrower and its Subsidiaries may enter into transactions that are not on an arm’s-length basis with such Affiliates so long as the fair market value of any such transaction does not exceed $100,000 at any time.

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5.13	Foreign Assets Control Regulations.

The Borrower shall not use the proceeds of any Loan in any manner that will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order of any enabling legislation or Executive Order relating to any of the same. Without limiting the foregoing, the Borrower will not permit itself or any of its Subsidiaries to (a) become a blocked person described in Section 1 of the Anti-Terrorism Order or (b) knowingly engage in any dealings or transactions or be otherwise associated with any person who is known by the Borrower or who (after such inquiry as may be required by Applicable Law) should be known by the Borrower to be a blocked person. (2) Each member or other direct or indirect principal of Borrower shall be at all times during the term of the Loans an entity or person which (a) is (as whose principals shall be) a reputable entity or person of good character and in good standing as reasonably determined by the Lender, (b) is creditworthy and not adverse to the Lender in any pending litigation or arbitration in which the Lender is also a party, (c) is not a Prohibited Person, and (d) is in good standing in its state or country or organization.

5.14	Inspection of Property; Books and Records; Discussions.

The Borrower shall and shall cause each of its Material Subsidiaries to (a) keep proper books of records and account in which full, true and correct (in all material respects when taken as a whole) entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) from time to time, but not to exceed once in any twelve month period, during normal business hours and on reasonable prior notice, permit representatives of any Lender to visit and inspect any of its properties (subject to such physical security requirements as the Borrower or the applicable Material Subsidiary may require) and examine and make abstracts from any of its books and records (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section 5.15) and to discuss the business, operations, properties and financial and other condition of the Borrower and the Material Subsidiaries with officers and employees of the Borrower and the Material Subsidiaries and with their independent certified public accountants; provided, however, that during the occurrence and continuance of an Event of Default, the Borrower shall and shall cause each of its Material Subsidiaries to permit representatives of any Lender to engage in the activities permitted in clause (b), above at any reasonable time and as often as may reasonably be desired.

5.15	Disposition of Property.

The Borrower shall not, directly or indirectly, Dispose of, in one transaction or a series of transactions, all or substantially all of its business or property, whether now owned or hereafter acquired. For the avoidance of doubt, it is understood and agreed that this Section 5.16 shall not relieve the Borrower from complying with Section 5.12.

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5.16	Clauses Restricting Subsidiary Distributions.

The Borrower shall not, and shall not permit any of its Material Subsidiaries to, directly or indirectly, enter into or suffer to exist or become effective (including by way of amendment, supplement or other modification of an agreement existing on the Closing Date) any consensual encumbrance or restriction on the ability of any Material Subsidiary of the Borrower to make payments, directly or indirectly, to its shareholders by way of dividends, repayment of loans or intercompany charges, or other returns on investments that is more restrictive than any such encumbrance or restriction applicable to such Material Subsidiary on the Closing Date; provided that this Section 5.17 shall not apply to (a) limitations or restrictions imposed by law or in regulatory proceedings or (b) financial covenants contained in any agreement or indenture requiring compliance with financial tests or ratios, so long as such financial covenants could not reasonably be expected to impair the Borrower’s ability to repay the Obligations as and when due.

SECTION 6

EVENTS OF DEFAULT

6.1	Events of Default.

Each of the following occurrences shall constitute an “Event of Default” under this Credit Agreement:

(A)          any representation or warranty made or deemed made by the Borrower herein or in any other Credit Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Credit Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(B)           the Borrower shall fail to pay

(i)           any principal of any Loan as and when the same shall become due and payable in accordance with the terms hereof, or

(ii)          any interest on any Loan, any Facility Fee, any costs and expenses or other Obligation as and when the same shall become due and payable in accordance with the terms hereof, and such failure shall continue unremedied for more than three (3) days;

(C)           the Borrower shall fail to pay when due, whether by acceleration or otherwise, one or more evidences of Indebtedness (other than the Loans hereunder) having an aggregate unpaid balance of more than $100,000, and such failure shall continue for more than the period of grace, if any, applicable thereto and shall not have been waived;

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(D)          (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.1, 5.4, 5.5, 5.10, and 5.12 of this Credit Agreement on its part to be performed or observed or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Credit Agreement or any other Credit Document on its part to be performed or observed, and such failure shall continue unremedied for a period of thirty (30) days after (I) the Borrower shall have received notice of such failure from the Lender or (II) a senior officer in the finance department of the Borrower shall have knowledge of such failure, which ever shall first occur;

(E)           the Borrower or any Material Subsidiary shall (i) apply for or consent to the appointment of a receiver, custodian, trustee or liquidator of the Borrower or such Subsidiary or any of their respective properties or assets, (ii) generally fail or admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Borrower or such Material Subsidiary in an involuntary case under the Bankruptcy Code or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(F)           a proceeding or case shall be commenced, without the application or consent of the Borrower or any Material Subsidiary, in any court of competent jurisdiction seeking (i) its liquidation, reorganization, dissolution or winding-up or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian or liquidator of the Borrower or such Material Subsidiary or of all or any substantial part of its assets or (iii) similar relief in respect of the Borrower or such Material Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) days;

(G)           any final judgment, final consent decree or final order for the payment of money (or for the performance of any remedial action or other services that would result in the expenditure of funds by the Borrower or any of its Subsidiaries) shall be rendered against the Borrower or any of its Subsidiaries by any federal, state or local court or administrative agency and the same shall fail to be discharged, stayed or bonded for a period of sixty (60) days after such final judgment, final consent decree or final order for the payment of money (or, in the case of performance obligations, shall fail to be performed in the manner and at the times required in such final judgment, final consent decree or final order or shall fail to otherwise be discharged, stayed or bonded, in any such case, for a period of sixty (60) days after the performance of such obligations is required); provided that no occurrence described in this subsection (G) shall constitute an Event of Default unless the aggregate outstanding liability of the Borrower and its Subsidiaries which has resulted from all such occurrences shall exceed $500,000 (or its equivalent in any other currency); or

(H)          a Change of Control shall have occurred.

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6.2	Rights and Remedies.

In the case of an Event of Default described in subsection (E) or (F) of Section 6.1 relating to the Borrower or a Material Subsidiary, the Commitment of the Lender shall be immediately terminated and the Loans, including all interest thereon, and all other Obligations shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower. In the case of any other Event of Default, and in any such event (other than an event described in subsection (E) or subsection (F) of Section 6.1 relating to the Borrower or a Material Subsidiary), the Lender may, by notice to the Borrower (i) terminate forthwith the Commitment of the Lender and/or (ii) declare the Loans, including all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Loans and all such other Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower. In case of any Event of Default, the Lender shall have the right to (A) make a drawing under any and all Letters of Credit and apply the proceeds of such drawings toward the discharge of the Obligations and/or (B) exercise any rights or remedies available to the Lender under the Credit Documents or at law or equity. For the avoidance of doubt, notwithstanding anything to the contrary in the Credit Documents, the Lender shall have the right to make a drawing under any Letter of Credit and apply the proceeds of such drawing toward the discharge of the Obligations relating to any borrowing under this Credit Agreement.

SECTION 7

MISCELLANEOUS

7.1	Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via confirmed telecopy (or other confirmed facsimile device) to the number set out below (provided, however, that notices regarding Defaults and Events of Default or amounts owing under Sections 2.4, 2.5, or 2.6 may not be given by telecopy), (iii) the Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery, or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, return-receipt requested, in each case to the respective parties at the address set forth below:

if to the Borrower:

CHINA BIOLOGIC PRODUCTS, INC.

Address:               18th Floor, Jialong International Building

19 Chaoyang Park Road

Chaoyang District, Beijing 100125

People’s Republic of China

Telephone:           (+86) 10-6598 3111

Fax:                       (+86) 10-6598 3222

if to the Lender

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH

Address:               535 Madison Avenue, 18th Floor

New York, New York 10022

Telephone:           +1 212 593 2679

Fax:                       +1 212 753 1319

provided that any notice, request or demand to or upon the Lender shall not be effective until received.

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Unless and until the Lender is notified in writing by the Borrower to the contrary, the Borrower hereby authorizes the Lender to rely on any notices in respect of the making, extension or continuation of the Loans given by any Responsible Officer or any designee of a Responsible Officer of which the Lender is notified in writing. Notices by the Borrower in respect of the making, extension, or continuation of the Loans may be given telephonically, and the Borrower agrees that the Lender may rely on any such notices made by any person or persons which the Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Lender a written confirmation of any telephonic notice, if such confirmation is requested by the Lender. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Information required to be delivered pursuant to Sections 5.2 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lender that such information has been posted on the SEC website on the Internet at sec.gov/edaux/searches.htm, on the Borrower’s IntraLinks site at intralinks.com or at another website identified in such notice and accessible by the Lender without charge.

7.2	Benefit of Agreement.

(a)           Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests without prior written consent of the Lender; provided further that the rights of the Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 7.2, provided, however, that nothing herein shall prevent or prohibit the Lender from (i) pledging or assigning its Loan hereunder to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank, or (ii) granting assignments or participations in the Lender’s Loan and/or Commitments hereunder to its parent company and/or to any of its Affiliate.

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(b)           Assignments. (i) The Lender may, upon obtaining the consent of the Borrower, assign all of its rights and obligations hereunder pursuant to an Assignment and Acceptance to another bank or financial institution; provided that (A) no such consent shall be unreasonably withheld or delayed and (B) no such consent shall be required with respect to any assignment by the Lender to its Affiliate and no such consent shall be required from the Borrower after the occurrence and during the continuation of any Event of Default. Any assignment hereunder shall be effective upon execution by all necessary parties of the applicable Assignment and Acceptance. The assigning Lender will give prompt notice to the Borrower of any such assignment. Upon the effectiveness of any such assignment (and after notice to the Borrower as provided herein), the assignee shall become a “Lender” for all purposes of this Credit Agreement and the other Credit Documents and, to the extent of such assignment, the assigning Lender shall be relieved of its obligations hereunder to the extent of the Loans and Commitment components being assigned.

(ii)          Subject to acceptance and recording thereof pursuant to paragraph (a)(iii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5, 2.7, 2.8 and 7.4 in respect of the period that it was a Lender). Any assignment or transfer by the Lender of rights or obligations under this Credit Agreement that does not comply with this Section 7.2 shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii)         The Borrower shall maintain a register at one of its offices (the “Register”) on which it will record the Commitments from time to time of each of the Lender and each repayment in respect of the principal amount and stated interest of such Commitments of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations under this Credit Agreement. The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)          Participations. (i) The Lender may sell, transfer, grant or assign participations in all or any part of its interests and obligations hereunder to one or more banks or other entities (each a “Participant”); provided that (i) the selling Lender shall remain the “Lender” for all purposes under this Credit Agreement (the selling Lender’s obligations under the Credit Documents remaining unchanged) and the Participant shall not constitute a Lender hereunder, (ii) no such Participant shall have, or be granted, rights to approve any amendment or waiver relating to this Credit Agreement or the other Credit Documents except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Loan in which the Participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in which the Participant is participating and (iii) sub-participations by the Participant (except to an affiliate, parent company or affiliate of a parent company of the Participant) shall be prohibited. In the case of any such participation, except as contemplated in clause (ii) of the proviso of the first sentence of this Section, the Participant shall not have any rights under this Credit Agreement or the other Credit Documents (the Participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with the Lender creating such participation) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.

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(ii)           Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest acquired pursuant to this Section 7.2(c) (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations to a Federal Reserve Bank.

(e)           The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes in the form attached as Exhibit B hereto.

7.3	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between or among the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Lender would otherwise have. No notice to or demand on any party hereto in any case shall entitle any such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender to take any other or further action in any circumstances without notice or demand.

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7.4	Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Lender for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Lender and filing and recording fees and expenses; provided, however, the Borrower shall only be liable for the fees and expenses of one counsel for the Lender, from time to time, in connection with the preparation, execution, delivery and administration of this Credit Agreement and the other Credit Documents, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Lender shall deem appropriate, (b) to pay or reimburse the Lender for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement, the other Credit Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to the Lender, (c) to pay, indemnify, and hold the Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Credit Agreement, the other Credit Documents and any such other documents other than any net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Credit Document), and (d) to pay, indemnify, and hold the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Credit Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the use of proceeds of any Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of their properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against the Borrower under any Credit Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery that arise as a result of such Indemnitee’s status as a Lender, or an officer, director, employee, affiliate, agent or controlling person thereof, with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee, except to the extent that such claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses have resulted from the gross negligence or willful misconduct of such Indemnitee. All amounts due under this Section 7.4 shall be payable not later than ten (10) days after written demand therefor, and such demand shall set forth in reasonable detail the basis for and calculation of any such amounts claimed as owing by the Borrower. Statements payable by the Borrower pursuant to this Section 7.4 shall be submitted to the Borrower at the address of the Borrower set forth in Section 7.1, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Lender. The agreements in this Section 7.4 shall survive repayment of the Loan and all other amounts payable hereunder and the termination of this Credit Agreement.

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7.5	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing signed by the Lender and the Borrower. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower and the Lender and all future holders of the Loans. In the case of any waiver, the Borrower and the Lender shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver, except to the extent expressly provided therein, shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

7.6	Adjustments; Set-off.

If (i) an Event of Default has occurred and is continuing and (ii) the Lender has declared the Loans to be immediately due and payable pursuant to Section 6.2, or the Loans have become immediately due and payable without notice as otherwise provided herein, then the Lender or any of its Affiliates, is hereby authorized by the Borrower at any time and from time to time, to the extent permitted by applicable law, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Lender or any of its Affiliates, to or for the account of the Borrower against any obligations of the Borrower to the Lender now or hereafter existing under this Credit Agreement, regardless of whether any such deposit or other obligation is then due and payable or is in the same currency or is booked or otherwise payable at the same office as the obligation against which it is set off and regardless of whether the Lender shall have made any demand for payment under this Credit Agreement. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender or any of its Affiliates; provided that any failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this subsection are in addition to any other rights and remedies which it may have. For the avoidance of doubt, nothing in this Section shall impair the right of the Lender to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness in respect of the Loans.

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7.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

7.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

7.9	Survival of Indemnification.

All indemnities set forth herein, including, without limitation, in Sections 2.5, 2.7, 2.8 2.11 and 7.4 shall survive the execution and delivery of this Credit Agreement, and the making of the Loans, the repayment of the Loans and other obligations and the termination of the Commitments hereunder; provided, however, that payment of any such amounts shall be subject to the limitations, if any, regarding requirements for notice set out in such Sections.

7.10	Governing Law; Submission to Jurisdiction, Venue, Waiver of Jury Trial.

(a)           THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. THE BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER HOLDINGS OR THE BORROWER. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO HOLDINGS OR THE BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF HOLDINGS AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS OR THE BORROWER IN ANY OTHER JURISDICTION.

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(b)           THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.11	Confidentiality.

The Lender agrees to keep confidential all information provided to it by or on behalf of the Borrower pursuant to or in connection with this Credit Agreement and to use such information solely in connection with evaluating, administering, structuring and/or approving the credit facility contemplated hereby; provided that nothing herein shall prevent the Lender from disclosing any such information (a) to the Lender or any affiliate thereof, solely for the purpose of evaluating, administering, structuring and/or approving the credit facility contemplated hereby, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty (or any professional advisor to such counterparty) to any Swap Agreement with respect to this Credit Agreement, the Loans or the Commitments, or to any credit insurance provider in connection with insuring and/or approving the credit facility contemplated hereby, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, solely for the purpose of evaluating, administering, structuring and/or approving the credit facility contemplated hereby, (d) upon the request or demand of any Governmental Authority having regulatory or oversight jurisdiction over the Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law; provided that it agrees to use commercially reasonable efforts (to the extent practicable or legally permissible) to notify the Borrower reasonably in advance thereof to permit the Borrower the opportunity to contest such disclosure, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that it agrees to use commercially reasonable efforts (to the extent practicable or legally permissible) to notify the Borrower reasonably in advance thereof to permit the Borrower the opportunity to contest such disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section 7.11, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document.

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7.12	USA Patriot Act Notice.

The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law on November 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

7.13	Severability.

Any provision of this Credit Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.14	Entirety.

This Credit Agreement and the other Credit Documents represent the entire agreement of the Borrower and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

7.15	Survival of Representations and Warranties.

All representations and warranties made by the Borrower herein shall survive the execution of this Credit Agreement and the making of the Loans hereunder.

7.16	Fiduciary Relationship.

The Borrower, on behalf of itself and its Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Lender or its Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

36

[Remainder of Page Intentionally Left Blank and Signature Page Follows]

37

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

china biologic products, inc.
as the Borrower

by	/s/ Ming Yang
Name: Ming Yang
Title: CFO

NEWYORK 8929746	Signature Page to Credit Agreement

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH as the Lender

by
/s/
Name:
Title:

by
/s/
Name:
Title:

NEWYORK 8929746	Signature Page to Credit Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

China Merchants Bank Co., Ltd., New York Branch,

535 Madison Avenue, 18th Floor

New York, New York 10022

Attn: Kevin Ding

Ladies and Gentlemen:

The undersigned, CHINA BIOLOGIC PRODUCTS, INC. (the “Borrower”), refers to the Credit Agreement dated as of August 8, 2013 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), between the Borrower, China Merchants Bank Co., Ltd., New York Branch, as the Lender. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives notice that it requests a Loan borrowing pursuant to the provisions of Section 2.1(b) of the Credit Agreement and in connection herewith sets forth below the terms on which such borrowing is requested to be made:

(A)	Borrowing Date
(which shall be a Business Day)

(B)	The proposed borrowing is a Term Loan.

(C)	Principal Amount of
Borrowing

(D)	Interest rate basis	3 months LIBOR.

(E)	Letter of Credit Number

(F)	Wire Instructions:

(i)	Borrower Name:

(ii)	Account Number:

(iii)	Borrower’s Bank:

(iv)	Intermediary Bank (if applicable):

In accordance with the requirements of Section 3.1, the Borrower hereby reaffirms the representations and warranties set forth in the Credit Agreement as provided in such Section, and confirms that the condition referenced in such Section is satisfied as of the date hereof.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Borrowing Date:

(A)   the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the borrowing being requested hereunder and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date;

(B)   no Default or Event of Default has occurred and is continuing, or would result from such borrowing being requested hereunder or from the application of the proceeds thereof; and

(C)   the condition set forth in Section 3.2 of the Credit Agreement will be met on the date of the Borrowing Date and immediately after giving effect thereto.

Very truly yours,

CHINA BIOLOGIC PRODUCTS, INC.

by
Name:
Title:

EXHIBIT B

FORM OF PROMISSORY NOTE

$30,000,000	New York, New York
August 8, 2013

FOR VALUE RECEIVED, CHINA BIOLOGIC PRODUCTS, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to CHINA MERCHANTS BANK CO., LTD, NEW YORK BRANCH or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) initially located at 535 Madison Avenue, 18th Floor, New York, NY on the Maturity Date (as defined in the Credit Agreement) the principal sum of THIRTY MILLION DOLLARS ($30,000,000) or, if less, the unpaid principal amount of the Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.1 of the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, dated as of August 8, 2013, among the Borrower and China Merchants Bank Co., Ltd., New York Branch, as the Lender (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

CHINA BIOLOGIC PRODUCTS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	China Merchants Bank Co., Ltd., New York Branch

2.	Assignee:	[NAME OF ASSIGNEE]

3.	Borrower(s):	China Biologic Products, Inc.

4.	Credit Agreement:	CREDIT AGREEMENT dated as of [●] (as the same may be amended, restated or otherwise modified from time to time) between China Biologic Products, Inc. as the Borrower and China Merchants bank Co., Ltd. as the Lender.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Term Commitment/ Loan	N/A	N/A	N/A

Effective Date: _____________ ___, 20__

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

CHINA MERCHANTS BANK CO., LTD., NEW YORK BRANCH

By:	N/A
Title:

By:	N/A
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:	N/A
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.   Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender; and (b) agrees that (i) it will, independently and without reliance on the Assignor, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.   Payments. From and after the Effective Date, the Borrower shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To: China Merchants Bank Co., Ltd., New York Branch (the “Lender”)

From: China Biologic Products, Inc. (the “Borrower”)

Dated: [●]

Dear Sirs

US$30,000,000 Credit Agreement
dated [●] (as the same may be amended, restated or otherwise modified from time to time) (the “Agreement”) between the Borrower and the Lender

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that (i) no Default or Event of Default has occurred or is continuing; and (ii) there shall not have occurred, nor otherwise exist, an event or condition which has a Material Adverse Effect on the Borrower.

CHINA BIOLOGIC PRODUCTS, INC.
as the Borrower

by	N/A
Name:
Title: